Exhibit 99.1


NEWS RELEASE FROM:

                                 DOTRONIX, INC.
                           (OTC Bulletin Board: DOTX)

FOR RELEASE: NOVEMBER 25, 2003

                     DOTRONIX REPORTS RESULTS FOR THE FOURTH
                       QUARTER & YEAR ENDED JUNE 30, 2003

ST. PAUL, MN, November 25, 2003 DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced its fourth quarter and annual results today.

Fiscal 2003 FOURTH QUARTER SALES were $370,000 (quarter ended June 30, 2003) and $605,000 in the fourth quarter of 2002 (quarter ended June 30, 2002).

Loss from operations was $369,000 in the fourth quarter of fiscal 2003 and $519,000 in the fourth quarter of fiscal 2002.

Net income in the fourth quarter ended June 30, 2003 was $97,000, or $0.02 per share, which included $500,000 of life insurance proceeds, a one time event. The net loss, excluding the $500,000 of life insurance proceeds, was $403,000, or $0.10 per share. In the fourth quarter ending the June 30, 2002 the net loss was $875,000, or $0.21 per share.

Fiscal 2003 ANNUAL SALES (year ended June 30, 2003) were $1,684,000 compared to $3,514,000 in the previous year (year ended June 30, 2002).

Loss from operations was $1,605,000 in fiscal 2003 and $1,200,000 in fiscal
2002.

Net loss in for the year ended June 30, 2003 was $1,201,0000 or $0.29 per share, which included $500,000 of life insurance proceeds, a one time event. The net loss, excluding the $500,000 of life insurance proceeds, was $1,701,000, or $0.41 per share. In the fourth quarter ending June 30, 2002 the net loss was $1,591,000, or $0.38 per share.

Results Summary for the Quarters and Years Ended June 30

                         (In thousands except per share)

                                      Fourth Quarter Ended               Twelve Months Ended
                                             June 30                           June 30
                                      2003             2002             2003             2002
                                      ----             ----             ----             ----
Net sales                           $   370          $   605          $ 1,684          $ 3,514

Other income (expense)              $   466*         $  (356)         $   404*         $  (391)

Net income(loss)                    $    97*         $  (875)         $(1,201)*        $(1,591)

Net income (loss)
per share                           $  0.02          $ (0.21)         $ (0.29)         $ (0.38)

* Includes $500,000 of life insurance proceeds


Contact information: Robert V. Kling
                     651-633-1742